FOR IMMEDIATE RELEASE: Tuesday, February 13, 2001

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley T Nielson
          Chief Financial Officer
          MITY Enterprises, Inc.
          801-224-0589

    MITY ENTERPRISES INC. ANNOUNCES OPERATING RESULTS FOR THIRD QUARTER
                                      ----
                      RESULTS INCLUDE NONRECURRING CHARGE

OREM, UTAH -- Gregory L. Wilson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the third quarter ended December 31, 2000.

Net sales for the third quarter totaled $13.3 million, up 14% from $11.7 million a year ago. Prior to recording a nonrecurring charge related to the impairment of goodwill in its CenterCore operation, the Company's net income would have been $681,000. With the nonrecurring charge, the Company posted a net loss for the quarter of ($486,000) compared to a net income of $1.3 million reported for the third quarter in the previous year. Basic and diluted earnings per share for the recent quarter amounted to ($0.10) and ($0.09), respectively compared with basic and diluted earnings per share of $0.26 and $0.25, respectively, a year ago. The impairment charge totaled ($0.23) per share for the quarter.

For the nine-month period ended December 31, 2000, net sales totaled $44.8 million, up 32% from $33.9 million a year ago. The Company posted a net loss for the nine-month period of ($173,000) compared to a net income of $3.5 million reported for the nine-month period in the previous year. Basic and diluted earnings per share for the recent quarter amounted to ($0.03)-- compared with basic and diluted earnings per share of $0.73 and $0.69, respectively, a year ago.

As compared to the third quarter of fiscal 2000, the increase in sales came from sales growth of 18% in the healthcare seating unit and additional sales from the DO Group acquisition. Third quarter sales in the Company's multipurpose room markets were flat while CenterCore sales were down 76%.

"With a nine month sales growth of 10% for our multipurpose room unit and 27% for our healthcare seating unit, product demand remains strong. We are optimistic that the demand will remain strong as our research and development team continues to design and improve those product lines," noted Wilson. "While our efforts to squeeze cash from our operating assets are paying off at CenterCore, losses, although decreasing, continue to be a price we pay."

"In spite of continuing struggles at our CenterCore business, during the quarter we have been successful in converting over $2.5 million of receivables and prepaids to cash," said Bradley T Nielson, chief financial officer and chief operating officer of MITY Enterprises. "In addition, our inventory management and organization efforts have allowed us to reduce some operating inefficiencies."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM (EST) today. The live web simulcast of the conference call will be available to the public online at www.mitylite.com or on StreetEvent's Individual Investor Center at www.streetevents.com.
Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have RealAudio installed. If you do not have RealAudio, go to www.real.com fifteen minutes prior to the call, where you can download RealPlayer 8 Basic for free. A replay of the broadcast will be available within approximately one hour of the broadcast for a week following the call at the referenced websites.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture, specialty office seating, office systems and dispatch furniture. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore, DO3, Corel and JG trade names. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit the Company online at www.mitylite.com.

This press release contains "forward-looking statements" related to (i) MITY Enterprises' anticipation that demand will remain strong for its multipurpose and healthcare seating products and (ii) its belief that its inventory management and organization efforts have reduced operating inefficiencies in the CenterCore operations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and inherently are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that would cause or contribute to such differences include, but are not limited to (a) MITY Enterprises' ability to develop and improve products and the market's acceptance of such products, (b) increased competition in MITY Enterprises' current and future markets, (c) the ability of management to generate cash from CenterCore's operating assets and to continue in a timely manner to eliminate CenterCore's manufacturing inefficiencies and improve its inventory management systems and customer service to reduce its operating losses, and
(d) other risks and uncertainties detailed in the Company's periodic report fillings with the Securities and Exchange Commission. All forward-looking statements in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                           MITY Enterprises, Inc.
                        Unaudited Financial Highlights

                                                   Three Months Ended
                                                      December 31,
                                                 2000               1999
                                            --------------     --------------

Net sales                                      $13,321,000        $11,723,000

Income from operations                            (802,000)         1,779,000

Net income                                        (486,000)         1,274,000

Basic earnings per share                            ($0.10)             $0.26

Weighted average number of common shares basic   5,077,823          4,816,458

Diluted earnings per share                          ($0.09)             $0.25

Weighted average common and common equivalent
  shares - diluted                               5,170,267          5,177,242



                                                    Nine Months Ended
                                                      December 31,
                                                 2000               1999
                                            --------------     --------------

Net sales                                      $44,764,000        $33,925,000

Income from operations                            (302,000)         4,999,000

Net income                                        (173,000)         3,525,000

Basic earnings per share                            ($0.03)             $0.73

Weighted average number of common shares basic   5,074,009          4,808,951

Diluted earnings per share                          ($0.03)             $0.69

Weighted average common and common equivalent
  shares - diluted                               5,225,043          5,110,435




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